Explanation of Responses:
1.
$30.17 represents the weighted average sale price for all transactions reported.  The transactions ranged in price from $30.15 to $30.20.  The reporting person will provide to the U.S. Securities and Exchange Commission, the Issuer and any stockholder, upon request, full information regarding the number of shares purchased or sold at each separate price.

2.
$30.40 represents the weighted average sale price for all transactions reported.  The transactions ranged in price from $30.15 to $30.49.  The reporting person will provide to the U.S. Securities and Exchange Commission, the Issuer and any stockholder, upon request, full information regarding the number of shares purchased or sold at each separate price.

3.
This Form 4 is filed on behalf of Nathan Lindenbaum.  Mr. Lindenbaum directly holds Common Stock and is trustee of Abigail 2012, Victoria and Ben 2012 and Shari 1994 and is the managing member of MGS and may be deemed to have a pecuniary interest in the Common Stock held directly by such entities.  In addition, Mr. Lindenbaum may be deemed to have a pecuniary interest in the Common Stock held directly by Naftali Asher and Nathan 1995.

4.	Common Stock held directly by MGS Parnters, LLC (“MGS”).
5.	Common Stock held directly by Abigail Tambor 2012 Children’s Trust (“Abigail 2012”).
6.	Common Stock held directly by Victoria and Benjamin Feder 2012 Children’s Trust (“Victoria and Ben 2012”).
7.	Common Stock held directly by Shari A. Lindenbaum 1994 Children’s Trust (“Shari 1994”).
8.	Common Stock held directly by Naftali Asher Investments, LLC (“Naftali Asher”).
9.	Common Stock held directly by Nathan J Lindenbaum 1995 Children Trust (“Nathan 1995”)